Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces First Quarter Results

Whippany, New Jersey, February 7, 2019 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its first quarter ended December 29, 2018.

Net income for the first quarter of fiscal 2019 was $27.7 million, or $0.45 per Common Unit, compared to net income of $37.2 million, or $0.61 per Common Unit, in the prior year first quarter.

Net income and EBITDA for the first quarter of fiscal 2018 included a $4.8 million loss from the sale of certain assets and operations in a non-strategic market of the propane segment.  Excluding the effect of the foregoing item and unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, Adjusted EBITDA (as defined and reconciled below) of $93.3 million for the first quarter of fiscal 2019 was essentially flat to the prior year first quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “Positive momentum from fiscal 2018 carried into the fiscal 2019 first quarter.  The first quarter of fiscal 2019 was characterized by colder-than-normal temperatures early in the quarter followed by significantly warmer temperatures during the month of December as compared to the prior year.  Despite this inconsistent weather during the quarter, we were very pleased to deliver another solid performance with results that were flat to the prior year first quarter. Our operations personnel continue to do an excellent job delivering outstanding service to our customers and the communities we serve, adapting our business plans to the weather-driven demand and executing on our customer base growth and retention initiatives.”

Mr. Stivala continued, “There is still a significant amount of the heating season in front of us.  Our business is extremely well-positioned to meet the needs of our customers while, at the same time, pursuing growth through new market expansion and strategic acquisitions.  In fact, earlier this week we invested approximately $12.0 million to acquire a propane business operating in strategic markets in our West Coast territory. We also remain focused on continuing to strengthen our financial position to support our long-term growth initiatives.”

Retail propane gallons sold in the first quarter of fiscal 2019 of 124.1 million gallons decreased 0.7% compared to the prior year first quarter.  According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the first quarter of fiscal 2019 were 3% warmer than normal and 5% cooler than the prior year first quarter.  While average temperatures for the quarter were reported as cooler than the prior year, the majority of the cooler temperatures occurred during October and November, which generally has less of an impact on customer demand than heating degree days in December.  Cooler weather in the early part of the quarter was followed by significantly warmer temperatures during December 2018, which had a slight negative impact on volumes when compared to the prior year.

Revenues in the first quarter of fiscal 2019 of $377.1 million increased $3.8 million, or 1.0%, compared to the prior year first quarter, primarily due to higher average retail selling prices. Cost of products sold for the first quarter of fiscal 2019 of $182.6 million increased $17.4 million, or 10.5%, compared to the prior year first quarter, primarily due to the impact of mark-to-market adjustments on our derivative instruments which contributed to a $15.9 million unrealized (non-cash) loss in the fiscal 2019 first quarter, compared to a $1.5 million unrealized (non-cash) loss in the prior year first quarter.  These unrealized mark-to-market adjustments are excluded from Adjusted EBITDA for both periods in the table below.

Average posted propane prices (basis Mont Belvieu, Texas) for the first quarter of fiscal 2019 were 17.2% lower than the prior year first quarter.

Combined operating and general and administrative expenses of $115.9 million for the first quarter of fiscal 2019 increased a modest $0.7 million, or 0.6%, compared to the prior year first quarter, primarily due to higher vehicle maintenance and fuel costs.

As previously announced on January 24, 2019, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.60 per Common Unit for the three months ended December 29, 2018. On an annualized basis, this distribution rate equates to $2.40 per Common Unit. The distribution is payable on February 12, 2019 to Common Unitholders of record as of February 5, 2019.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and

•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 29, 2018 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 29, 2018 and December 30, 2017

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	December 29, 2018	December 30, 2017
Revenues
Propane	$321,360	$322,130
Fuel oil and refined fuels	28,909	25,315
Natural gas and electricity	13,404	13,147
All other	13,431	12,685
	377,104	373,277

Costs and expenses
Cost of products sold	182,585	165,189
Operating	99,409	98,439
General and administrative	16,505	16,775
Depreciation and amortization	30,071	31,131
	328,570	311,534
Loss on sale of business	—	4,823
Operating income	48,534	56,920
Interest expense, net	19,488	19,514
Other, net	1,176	1,172

Income before provision for (benefit from) income taxes	27,870	36,234
Provision for (benefit from) income taxes	151	(934)

Net income	$27,719	$37,168

Net income per Common Unit - basic	$0.45	$0.61
Weighted average number of Common Units outstanding - basic	61,637	61,333

Net income per Common Unit - diluted	$0.45	$0.60
Weighted average number of Common Units outstanding - diluted	61,903	61,525

Supplemental Information:
EBITDA (a)	$77,429	$86,879
Adjusted EBITDA (a)	$93,340	$93,233
Retail gallons sold:
Propane	124,053	124,986
Refined fuels	9,136	9,122
Capital expenditures:
Maintenance	$3,001	$3,959
Growth	$4,704	$4,540

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended
	December 29, 2018	December 30, 2017
Net income	$27,719	$37,168
Add:
Provision for (benefit from) income taxes	151	(934)
Interest expense, net	19,488	19,514
Depreciation and amortization	30,071	31,131
EBITDA	77,429	86,879
Unrealized (non-cash) losses on changes in fair value of derivatives	15,911	1,531
Loss on sale of business	—	4,823
Adjusted EBITDA	$93,340	$93,233

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.